Filed Pursuant to Rule 433

Registration No. 333-263192

Final Term Sheet

February 16, 2023

U.S.$1,750,000,000

AT&T Inc.

U.S.$1,750,000,000 5.539% GLOBAL NOTES DUE 2026

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	5.539% Global Notes due 2026 (the “Notes”)

TRADE DATE:	February 16, 2023

SETTLEMENT DATE (T+3)*:	February 22, 2023

MATURITY DATE:	February 20, 2026, at par

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$1,750,000,000

PRICE TO PUBLIC (ISSUE PRICE):	100.000%

GROSS SPREAD:	0.200%

PRICE TO AT&T:	99.800%

NET PROCEEDS:	$1,746,500,000

USE OF PROCEEDS:	AT&T intends to use the net proceeds of this offering to repay a portion of the amounts outstanding under its $2,500,000,000 Term Loan Agreement entered into on November 16, 2022 between AT&T, Mizuho Bank, Ltd., as agent, and the lenders set forth therein and which matures on February 16, 2025.

INTEREST RATE:	5.539% per annum

INTEREST PAYMENT DATES:	Semiannually on each February 20 and August 20, commencing on August 20, 2023.

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	The Notes may be redeemed at any time prior to February 20, 2024 as a whole or in part, at AT&T’s option, at any time and from time to time on at least 10 days’, but not more than 40 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury rate plus 20 basis points. The Notes may be redeemed at any time on or after February 20, 2024 as a whole or in part, at AT&T’s option, at any time and from time to time on at least 10 days’, but not more than 40 days’, prior notice at a redemption price equal to 100% of the principal amount of the Notes to be redeemed. Accrued interest but unpaid will be payable to the redemption date.

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Stable) Fitch: BBB+ (Stable)

JOINT BOOKRUNNERS:	Mizuho Securities USA LLC Loop Capital Markets LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC PNC Capital Markets LLC

CO-MANAGERS:	Great Pacific Securities Multi-Bank Securities, Inc. Penserra Securities LLC Telsey Advisory Group LLC

CUSIP NUMBER:	00206R MP4

ISIN NUMBER:	US00206RMP46

REFERENCE DOCUMENT:	Prospectus Supplement, dated February 16, 2023; Prospectus, dated March 2, 2022

*

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING MIZUHO SECURITIES USA LLC AT 1-866-271-7403 (TOLL FREE), LOOP CAPITAL MARKETS LLC AT 1-312-913-4900 (TOLL FREE), SMBC NIKKO SECURITIES AMERICA, INC. AT 1-888-868-6856 (TOLL FREE), TD SECURITIES (USA) LLC 1-855-495-9846 (TOLL FREE), OR PNC CAPITAL MARKETS LLC AT 1-855-881-0697 (TOLL FREE).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.